Exhibit 10.13.3

PAYBACK AGREEMENT

PAYBACK AGREEMENT dated 10/10/2013 between StoneMor GP LLC (“StoneMor”), general partner of StoneMor Partners, L.P., and David Meyers (“Employee”).

WHEREAS, in connection with Employee’s acceptance of a new position with StoneMor, StoneMor has offered to reimburse Employee for certain relocation expenses in accordance with applicable relocation policy; and

WHEREAS, in consideration for such reimbursement, StoneMor wishes to establish, and Employee agrees to accept, certain conditions under which Employee must repay all such expenses assumed by StoneMor on Employee’s behalf.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, StoneMor and Employee agree as follows:

1.	In the event that Employee separates from employment with StoneMor, or with any successor employer which continues StoneMor’s employment of Employee without interruption by operation of law or contract (“Successor Employer”), within twelve (12) months from the effective relocation date in Employee’s new location for any reason except an employer-initiated termination due to reorganization or lack of work (a “Separation”), Employee agrees to reimburse StoneMor, or the Successor Employer, for all expenses incurred or paid by StoneMor on Employee’s behalf in connection with Employee’s relocation (“Relocation Expenses”). Such Relocation Expenses shall include, without limitation, all moving and transportation expenses, home sale and purchase assistance payments, mortgage subsidies and/or corporate second mortgages, travel and lodging, insurance charges, and tax gross-up payments incurred or paid by StoneMor.

2.	In the event of a separation of employment for any reason other than a “Separation” as defined in the preceding paragraph, StoneMor, or the Successor Employer, shall provide Employee with an itemized list of Relocation Expenses incurred or paid to date. All Relocation Expenses shall be due and payable by Employee within thirty (30) days after Employee’s date of Separation or date of the itemized list of Relocation Expenses, whichever is later (“Due Date”). Any outstanding balance which remains unpaid by Employee after the Due Date shall be subject to late charges calculated at 1% per month until such balance is paid in full.

3.	In addition, and without limiting any of the foregoing rights, Employee hereby authorizes StoneMor, or the Successor Employer, to the full extent permitted by law, to deduct Relocation Expenses and any accrued late charges from Employee’s final paycheck, bonus check or any other wages or payments otherwise due to Employee.

4.	StoneMor may assign its rights under this Agreement to any Successor Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

STONEMOR GP LLC		EMPLOYEE

By:	/s/ Penelope Casey	By:	/s/ David Meyers
Name:	Penelope Casey	Name:	David Meyers
Title:	VP, Human Resources	Title:	COO